                                                                    EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Rainbow Rentals, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the Rainbow Rentals, Inc. 401(k) Profit Sharing Plan, of our report dated February 8, 2000, relating to the consolidated balance sheets of Rainbow Rentals, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Rainbow Rentals, Inc.


                                                    /s/ KPMG LLP
                                                    --------------------
                                                         KPMG LLP


Cleveland, Ohio

June 30, 2000